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                                                                     EXHIBIT 5.1

                                September 5, 2000

Webvan Group, Inc.
310 Lakeside Drive
Foster City, California 94404

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 5, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 10,868,105 shares of Common Stock of Webvan Group, Inc. (the "Shares") to be issued under the HomeGrocer.com, Inc.'s 1997 Incentive Compensation Plan and 1999 Stock Incentive Plan (each, a "Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, as applicable, and pursuant to the agreements which accompany the Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                       Sincerely,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation